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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported) July 2, 1996 (June 18, 1996)



                            OSICOM TECHNOLOGIES, INC.
               (Exact name of Registrant as specified in charter)



New Jersey                         0-15810               22-2367234
State or other juris-              (Commission           (IRS Employer)
diction of incorporation           File Number)          Identification No.)


               2800 28th Street, Suite 100, Santa Monica, CA   90405
               (Address of principal executive offices)      (Zip Code)

       Registrant's telephone number, including area code: (310) 828-7496
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On June 18, 1996, Osicom Technologies, Inc. ("Osicom") the registrant, and Builders Warehouse Association, Inc. ("BWAI") entered into a definitive agreement whereby Osicom will acquire substantially all of the assets of BWAI, a rapidly growing manufacturer of high-speed computer networking products, in a reorganization transaction. Under the terms of the agreement, shares of Osicom common stock will be issued to BWAI for substantially all of BWAI's assets. The Osicom common stock issued to BWAI will then be distributed to BWAI's shareholders in a complete liquidation. BWAI will receive 0.94 share of Osicom common stock for each common share of BWAI currently outstanding, which exchange ratio represents a 10 percent premium to the market value of BWAI stock based on the June 17, 1996 closing prices of $15 and $17.50 for BWAI and Osicom shares, respectively.

Following the close of the transaction, Barry Witz, a director and chief executive officer of BWAI, will join Osicom's board of directors which will be expanded to five members. Sharon Chadha will, in addition to serving as chief executive officer, accede to the office of chairman. Par Chadha, the current chairman of both companies will remain on the board of Osicom, as will Dr. Xin Cheng, Osicom's president. The remaining director position will be filled by Leonard N. Hecht, president of Chrysalis Capital Group, an investment banking company specializing in mergers and acquisitions. Mr. Hecht has served on the board of directors of many public and private companies and was a founding principal of Xerox Development Corporation, a wholly-owned subsidiary of the Xerox Corporation.

The acquisition will qualify as a tax-free reorganization and will be completed as soon as practical subject to regulatory clearance and approval by the shareholders of both companies.

The assets acquired will continue to be used in the daily operations of the businesses.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a) The financial statements and pro forma financial information of the business acquired are expected to be filed by amendment to this filing within sixty (60) days of the earliest date reported herein.

         (b) Exhibit 2.1 Plan of Acquisition - Stock Purchase and Merger Agreement between Osicom Technologies, Inc. and Builders Warehouse Association, Inc.
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                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  Osicom Technologies, Inc.
                                        (Registrant)


Dated:  July 2, 1996              By:  /s/ Sharon Chadha
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                                           Sharon Chadha
                                           Chief Executive Officer